FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
HIGHEST LEVEL OF QUARTERLY EARNINGS IN ITS TWENTY-EIGHT YEAR
HISTORY FOR THE FIRST QUARTER ENDED MARCH 31, 2003

La Jolla, California (May 8, 2003)----ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the first quarter of 2003, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (Imperial or the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $13.0 million or $2.02 per diluted share compared to $4.7 million or $.74 per diluted share for the first quarter of 2002, an increase of $1.28 per diluted share. President and Chief Executive Officer George W. Haligowski stated that: "We are extremely pleased to announce the highest level of quarterly profitability in the twenty-eight year history of the Company. These results are attributable to the successful execution of our tax refund anticipation loan program with Household International, Inc., and our ability to sustain profits in our core business during uncertain economic and geopolitical conditions."

Net interest income increased 51.6 percent to $25.1 million in the first quarter of 2003, compared to $16.5 million for the same period in 2002. The increase was due primarily to an improvement in net interest spread of the Bank, increased interest income from cash and investment securities as a result of increased liquidity in connection with the Bank's refund anticipation loan program (RAL) with Household International, Inc., (Household) and other treasury activities, partially offset by a decline in the net interest income of the REIT. The Bank's net interest spread improved from the prior year primarily as a result of its liabilities repricing to lower current market interest rates while most of its loan portfolio is no longer subject to downward pricing adjustment due to floor interest rates. The net interest income of the REIT declined from the prior year as a result of the reduction in the average balance of its loan portfolio despite an improvement in net interest spread due to its liabilities repricing to lower current market rates slightly faster than its assets. The Bank's loan production was $101.7 million for the first quarter ended March 31, 2003 compared to $102.7 million for the same period last year. During the current quarter, the Bank originated $84.5 million of commercial real estate loans, $15.3 million of film finance loans and $1.8 million of franchise loans. The Bank's loan production for the same period last year consisted of $102.7 million of originated and/or acquired commercial real estate loans, including $36.8 million of loans obtained through the Asahi Bank of California acquisition completed in January of 2002. Haligowski commented: "The first quarter of 2003 was significant with respect to our ability to execute on our business diversification strategy. With solid contributions from the Lewis Horwitz Organization and the Household strategic alliance, we have been able to modestly diversify our loan production and augment our core competency of commercial real estate lending."

Substantially all RAL loans originated during the quarter were sold to Household. Fee income earned in connection with the RAL program consisted of $8.7 million of net premiums on the sale of RAL loans, and $3.6 million of processing and administrative fees. Because the RAL program relates to the filing of income tax returns, transaction activity is concentrated during the tax season. This results in the Company earning substantially all of its RAL program income in the first quarter of the year. The Company expects that the financial results for the remaining quarters of 2003 will not be significantly impacted by the RAL program due to the seasonal nature of the business.

The provision for loan losses was $4.5 million for the first quarter of 2003 as compared to $1.3 million for the same period in the prior year. The current period provision was recorded to provide for reserves adequate to support the known and inherent risks of loss in the portfolio and for specific charge-offs experienced during the current quarter. In addition, general and administrative expenses increased to $10.1 million in the current quarter, compared to $6.3 million for the same period in the previous year. The increase was attributable to the acquisition of the Lewis Horwitz Organization, the development of Imperial Capital Express, the Bank's small balance commercial real estate lending platform, additions to the Bank's franchise loan originations staff and certain infrastructure and personnel costs relating to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 26.7 percent in the first quarter of 2003 as compared to 37.9 percent for the same period in 2002.

Total assets decreased to $1.6 billion at March 31, 2003 from $1.7 billion at December 31, 2002. The decrease in total assets was due primarily to a $68.4 million decrease in cash and cash equivalents, a $51.6 million decrease in the Bank's loan portfolio and a $7.2 million decrease in the REIT's portfolio of loans held in trust. The decline in cash and cash equivalents was primarily the result of reducing excess liquidity that was retained to fund anticipated loan production at December 31, 2002. The decrease in the loan portfolio reflects an increase in loan prepayments experienced during the current quarter as compared to prior periods.

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At March 31, 2003, nonperforming assets totaled $22.0 million or 1.36 percent of total assets as compared to $18.5 million or 1.08 percent as of December 31, 2002. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at March 31, 2003, was 291.7 percent as compared to 555.6 percent at December 31, 2002.

The allowance for loan losses as a percentage of the Company's total loans remained stable at 2.3 percent as of March 31, 2003, compared to 2.2 percent at December 31, 2002. During the quarter ended March 31, 2003, the Company had net loan charge-offs of $5.0 million compared to charge-offs of $1.0 million for the same period last year.

At March 31, 2003, shareholders' equity totaled $169.7 million or 10.5 percent of total assets. The Company's book value per share of common stock was $29.37 as of March 31, 2003, an increase of 8.3 percent and 20.6 percent from $27.11 per share as of December 31, 2002 and $24.34 per share as of March 31, 2002, respectively.

The Bank had Tier I and Total Risk-Based capital ratios at March 31, 2003, of 14.53 percent and 15.79 percent respectively, which represented $79.3 million of capital in excess of the amount required to be "well capitalized" for regulatory purposes.

Haligowski concluded: "We are very proud of our performance throughout all disciplines within the Company. Our ability to execute and integrate new business opportunities demonstrates the capability of our management team while we continue to focus on the fundamentals of our core business to drive shareholder value. With strong financial performance in our core business augmented by the Household strategic alliance, we are also especially pleased that our stock price reached a new 52 week high of $37.00 on April 14, 2003."

Management expects earnings per diluted common share for the second quarter of 2003 to be within the current range of analysts' projections.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of the terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2003 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank, Imperial Capital Real Estate Investment Trust and the Lewis Horwitz Organization. Imperial Capital Bank has six branches located in California (San Francisco, Encino, Beverly Hills, Glendale, Costa Mesa and Del Mar) and one branch in Nevada (Carson City).

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2003 (Unaudited)	December 31, 2002

	(in thousands except share amounts)

Assets

Cash and cash equivalents	$ 92,402	$ 160,848
Investment securities available for sale, at fair value	59,439	54,677
Stock in Federal Home Loan Bank	17,156	16,934
Loans, net (net of allowance for loan losses
of $30,550 and $31,081 in 2003 and 2002, respectively)	1,264,692	1,316,298
Real estate loans held in trust (net of allowance for
loan losses of $1,928 in 2003 and 2002, respectively)	114,781	121,936
Loans held for sale	4,723	-
Interest receivable	9,153	9,158
Other real estate owned, net	10,862	12,593
Premises and equipment, net	4,549	4,197
Deferred income taxes	13,898	13,822
Goodwill	3,118	3,118
Other assets	17,950	8,384

Total assets	$1,612,723	$1,721,965

Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$1,069,514	$1,065,911
Federal Home Loan Bank advances	165,985	38,685
Collateralized mortgage obligations	61,841	69,077
Accounts payable and other liabilities	64,017	10,006

Total liabilities	1,361,357	1,483,679

Commitments and contingencies

Guaranteed preferred beneficial interests in Company's junior
subordinated deferrable interest debentures	81,662	81,595

Shareholders'' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,226,747 and 8,226,414 issued
in 2003 and 2002, respectively	58,953	58,841
Retained earnings	148,794	135,773
Accumulated other comprehensive income	315	435

	208,062	195,049
Less treasury stock, at cost - 2,447,656 shares in
2003 and 2002, respectively	(38,358)	(38,358)

Total shareholders' equity	169,704	156,691

Total liabilities and shareholders' equity	$1,612,723	$1,721,965

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	March 31,
	Unaudited
	2003	2002
	(in thousands except per share amounts)

Interest income:
Loans, including fees	$28,614	$23,516
Real estate loans held in trust	2,173	2,840
Cash and investment securities	2,737	679

Total interest income	33,524	27,035

Interest expense:
Deposit accounts	6,848	8,293
Federal Home Loan Bank advances	1,195	1,538
Collateralized mortgage obligations	390	658

Total interest expense	8,433	10,489

Net interest income before provision for loan losses	25,091	16,546

Provision for loan losses	4,500	1,325

Net interest income after provision for loan losses	20,591	15,221

Non-interest income:
Premium on sale of loans, net	8,718	-
Late and Collection Fees	67	72
Other	3,751	53

Total non-interest income	12,536	125

Non-interest expense:
Compensation and benefits	5,352	3,319
Occupancy and equipment	1,076	717
FDIC assessment	37	42
Other	3,652	2,240

Total general and administrative	10,117	6,318

Real estate owned expense, net	142	86
Provision for losses on other real estate owned	330	513
Gain on sale of other real estate owned, net	(329)	(132)

Total real estate owned expense, net	143	467

Total non-interest expense	10,260	6,785

Income before provision for income taxes and minority
interest in income of subsidiary	22,867	8,561

Minority interest in income of subsidiary	1,520	799

Income before provision for income taxes	21,347	7,762
Provision for income taxes	8,326	3,043

NET INCOME	$13,021	$ 4,719

BASIC EARNINGS PER SHARE	$ 2.17	$ 0.79

DILUTED EARNINGS PER SHARE	$ 2.02	$ 0.74
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